Exhibit 4.1.5

[TO BE PLACED ON DRIVETIME LETTERHEAD]

August 2, 2010

Wells Fargo Bank, National Association,

      as Trustee and Collateral Agent

45 Broadway, 14th Floor

New York, New York 10006

Ladies and Gentlemen:

This letter is being delivered pursuant to Section 1 of that certain Pledge Agreement, dated as of June 4, 2010 (the “Pledge Agreement”), between DT Acceptance Corporation, an Arizona Corporation (the “Pledgor”) and Wells Fargo Bank, National Association, as trustee collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties set forth therein, securing the obligations set forth in that certain Indenture, dated as of June 4, 2010, among the Pledgor and DriveTime Automotive Group, Inc., as Issuers, the guarantors named therein and the Collateral Agent. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Pledge Agreement.

Pursuant to Section 1 of the Pledge Agreement Pledgor hereby delivers the revised Schedule 1 to the Pledge Agreement which includes the uncertificated Pledged Interests of DT Warehouse IV, LLC, a Delaware limited liability company. Pursuant to the Pledge Agreement, the attached Schedule I shall supersede any prior schedules so delivered.

DT ACCEPTANCE CORPORATION, an Arizona corporation

By:	/s/ Steven P. Johnson
Steven P. Johnson, President

Schedule I

CAPITAL STOCK OR OTHER EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares or Other Equity Interests	Percentage of Shares or Other Equity Interests
DT Receivables Company 7 A, LLC	N/A	DTAC	N/A	100%
DT Receivables Company 8A, LLC	N/A	DTAC	N/A	100%
DT Receivables Company 9-1, LLC	N/A	DTAC	N/A	100%
DT Receivables Company 9B, LLC	N/A	DTAC	N/A	100%
DT Warehouse, LLC	N/A	DTAC	N/A	100%
DT Warehouse II, LLC	N/A	DTAC	N/A	100%
DT Warehouse III, LLC	N/A	DTAC	N/A	100%
DT Warehouse IV, LLC	N/A	DTAC	N/A	100%